SCHEDULE A
to the
ADVISORY AGREEMENT
dated June 2, 2009, amended as of August 26, 2010
between
ADVISORSHARES TRUST
and
ADVISORSHARES INVESTMENTS, LLC

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance the following fee schedule:

Fund	Rate
Dent Tactical ETF*	0.95%
WCM / BNY Mellon Focused Growth ADR ETF*	0.75%
Mars Hill Global Relative Value ETF*	1.35%
Peritus High Yield ETF*	1.10%
Active Bear ETF**	1.50%
Cambria Global Tactical ETF
0.90% on the first $250,000,000 of average daily net assets of the Fund; 0.80% on the next $750,000,000 of average daily net assets of the Fund; 0.70% on the next $4,000,000,000 of average daily net assets of the Fund; and 0.60% of average daily net assets of the Fund in excess of $5,000,000,000.

*Notwithstanding the fee schedule set forth above, each month beginning on the Fund's effective date, the Trust shall pay the Adviser an aggregate minimum monthly fee of $10,000 for its services.

** Notwithstanding the fee schedule set forth above, each month beginning on the seventh month after the Fund's effective date, the Trust shall pay the Adviser an aggregate minimum monthly fee of $10,000 for its services.

A-1